Exhibit 99.1

For Immediate Release

‘Hyperthermia: a Potent Enhancer of Radiotherapy’
According to August Issue of Clinical Oncology

SALT LAKE CITY—July 12, 2007— BSD Medical Corp. (AMEX: BSM) today announced that the current issue of Clinical Oncology contains a report entitled “Hyperthermia: a Potent Enhancer to Radiotherapy.” The report covers the history of the use of heat (hyperthermia) in treating cancer, from a record on an Egyptian papyrus (the Edwin Smith Surgical Papyrus) dated 5,000 years ago down to modern hyperthermia therapy. Historic references also include the use of fever-induced treatments in the 1800s and the advances in the use of technology to create hyperthermia in the 1900s. The current state of hyperthermia therapy for treating cancer, according to this report co-authored by Drs. M. R. Horsman and J. Overgaard of the Department of Experimental Clinical Oncology, Aahus University Hospital in Denmark, is that hyperthermia “has been extensively investigated in both pre-clinical and clinical studies.” The report in fact refutes any remaining question of the future of hyperthermia in clinical cancer therapy as “a totally erroneous evaluation.”

Horsman and Overgaard cite 72 references and 23 randomized clinical trials involving 1,861 patients, comparing the results when patients were given radiation therapy (radiotherapy) alone to those who received both radiation and hyperthermia therapy. The cancers in the studies involved the breast, chest wall, cervix, rectum, bladder, prostate, skin (melanoma), head/neck and other sites. The authors base their assertion that hyperthermia is a potent enhancer to radiation therapy on the substantial improvements shown in the results of these broadly applied clinical trials.

A significant portion of the report is devoted to providing guidance to clinicians adapting hyperthermia therapy to their cancer treatment practice. Particular subjects in the report deal with the factors influencing the response to hyperthermia therapy, issues relating to thermoradiosensitization and the role of tumor vasculature in treating with hyperthermia.

Clinical Oncology is an international cancer journal covering all aspects of the clinical management of cancer patients. It is published and copyrighted by The Royal College of Radiologists. This report (see Clinical Oncology 2007 vol. 19, pp. 418-426) was made possible through the financial support from the Danish Cancer Society.

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research (including a 340 patient phase III clinical trial reported in June) has also shown highly promising results from the use of hyperthermia therapy in combination with some chemotherapy agents, as well as for tumor reduction prior to surgery. For further information about BSD Medical visit the company’s website at www.BSDMedical.com. To learn more about hyperthermia therapy in treating cancer visit www.treatwithheat.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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